EXHIBIT 99.2


 CONTACT:  Keith Lippert, Lippert/Heilshorn (Investor Relations)
           (212) 838-3777 Adam Slutsky, MovieFone, Inc. (212) 450-8020


 MOVIEFONE ANNOUNCES IT IS IN DISCUSSIONS THAT COULD LEAD TO THE SALE OF THE COMPANY

 NEW YORK, February 1, 1999 - MovieFone, Inc. (NASDAQ NM:MOFN) today announced that it is engaged in discussions that could lead to the sale of the company. MovieFone stated that no assurance could be given that any agreement would be reached. MovieFone noted that the Jarecki family controls approximately 92% of the votes and 73% of the equity of the company. MovieFone said that it did not intend to make any further public statements until such time as an agreement had been reached or discussions had been terminated.

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